UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 27, 2016

EYEGATE PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-36672	98-0443284
(Commission File Number)	(IRS Employer Identification No.)

271 Waverley Oaks Road
Suite 108
Waltham, MA	02452
(Address of principal executive offices)	(Zip Code)

(781) 788-8869

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 27, 2016, EyeGate Pharmaceuticals, Inc. (“EyeGate” or the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with a single institutional investor providing for the issuance of common stock (and common stock equivalents) with expected total gross proceeds of approximately $3.77 million. The closing of the offering is expected to occur on or about June 30, 2016, subject to satisfaction of customary closing conditions as set forth in the Purchase Agreement.

In connection with the offering, the Company will issue 441,000 shares of its common stock (the “Common Shares”) at a price of $2.25 per share and 2,776.5 shares of Series A Convertible Preferred Stock, at a price of $1,000 per share (the “Preferred Stock”). The Preferred Stock is convertible at any time into an aggregate of approximately 1.23 million Common Shares at an initial conversion price of $2.25 per share, subject to certain ownership limitations. The Preferred Stock is only entitled to dividends in the event dividends are paid on the Company's Common Shares and will not have any preferences over the Company's Common Shares, with the exception of a $0.01 per share liquidation preference. Concurrently with the sale of the Common Shares and Preferred Stock, pursuant to the Purchase Agreement, the Company will also sell warrants to purchase 837,500 shares of Common Stock (the “Warrants”) in a private placement. Subject to certain ownership limitations, the Warrants will be initially exercisable commencing six months from the issuance date at an exercise price equal to $3.50 per share of Common Stock, subject to adjustments as provided under the terms of the Warrants. The Warrants are exercisable for five years from the initial exercise date.

Rodman & Renshaw, a unit of H.C. Wainwright & Co. (the “Placement Agent”), acted as the sole book runner in connection with the offering.

The net proceeds to the Company from the transactions, after deducting the placement agent’s fees and expenses (not including the Agent Warrants, as defined below), the Company’s estimated offering expenses, and excluding the proceeds, if any, from the exercise of the Warrants, are expected to be approximately $3.4 million. The Company intends to use the net proceeds from the transactions to obtain additional capital to support its operations, including for clinical trials, for working capital and for other general corporate purposes, which will include the pursuit of other research and development efforts and could also include the acquisition or in-license of other products, product candidates or technologies, though no such acquisition or in-license is current contemplated. The Company has not yet determined the amount of net proceeds to be used specifically for any of the foregoing purposes.

The Common Shares and Preferred Stock (including the Common Shares issuable upon conversion of the Preferred Stock but not the Warrants or Common Shares issuable upon exercise of the Warrants) will be offered and sold by the Company pursuant to an effective shelf registration statement on Form S-3, which was filed with the Securities and Exchange Commission (the “SEC”) on April 1, 2016 and subsequently declared effective on May 6, 2016 (File No. 333-210557) (the “Registration Statement”), and the base prospectus dated as of May 6, 2016 contained therein. The Company will file a prospectus supplement with the SEC in connection with the sale of the Common Shares and the Preferred Stock and the Common Shares issuable upon conversion of the Preferred Stock.

The Warrants and the shares issuable upon exercise of the Warrants will be sold and issued without registration under the Securities Act of 1933 (the “Securities Act”) in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act as transactions not involving a public offering and Rule 506 promulgated under the Securities Act as sales to accredited investors, and in reliance on similar exemptions under applicable state laws.

The representations, warranties and covenants contained in the Purchase Agreement were made solely for the benefit of the parties to the Purchase Agreement. In addition, such representations, warranties and covenants (i) are intended as a way of allocating the risk between the parties to the Purchase Agreement and not as statements of fact, and (ii) may apply standards of materiality in a way that is different from what may be viewed as material by stockholders of, or other investors in, the Company. Accordingly, the Purchase Agreement is included with this filing only to provide investors with information regarding the terms of transaction, and not to provide investors with any other factual information regarding the Company. Stockholders should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in public disclosures.

The Company has agreed to pay the Placement Agent an aggregate fee equal to 7% of the aggregate gross proceeds received by the Company from the sale of the securities in the transactions. In addition, the Company also agreed to grant to the Placement Agent or its designees warrants to purchase up to 2% of the aggregate number of shares (or, in the case of the Preferred Stock, the number of Common Shares issuable upon conversion) sold in the transactions (the “Placement Agent Warrants”). The Placement Agent also has a seven-month right of first offer period, indemnification and other customary provisions for transactions of this nature. The Placement Agent Warrants have substantially the same terms as the Warrants. The Placement Agent Warrants and the shares issuable upon exercise of the Placement Agent Warrants will be issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act as transactions not involving a public offering and in reliance on similar exemptions under applicable state laws. The Company will also pay the Placement Agent a reimbursement for legal fees and expenses of the placement agent in the amount of $50,000.

The rights, preferences and privileges of the Preferred Stock will be set forth in a Certificate of Designation of Preferences, Rights and Limitations of Preferred Stock, which the Company will file with the Delaware Secretary of State prior to the closing of the offering. Each share of Preferred Stock will be convertible into shares of the Company’s Common Shares at any time at the holder’s option. The holder, however, will be prohibited from converting shares Preferred Stock into Common Shares if, as a result of such conversion, the holder, together with its affiliates, would own more than 4.99% of the shares of the Company’s Common Shares then issued and outstanding, which may be increased to 9.99% in certain circumstances. In the event of the Company’s liquidation, dissolution, or winding up, holders of Preferred Stock will receive a payment equal to $0.01 per share of Series A Preferred Stock before any proceeds are distributed to the holders of Common Shares. Shares of Preferred Stock will generally have no voting rights, except as required by law and except that the consent of holders of a majority of the outstanding Preferred Stock will be required to amend any provision of our certificate of incorporation that would have a materially adverse effect on the rights of the holders of the Preferred Stock. Shares of Preferred Stock will not be entitled to receive any dividends, unless and until specifically declared by the Company’s board of directors, and will rank:

•	senior to all of our Common Stock to the extent of its liquidation preference of $0.01;

•	senior to any class or series of our capital stock hereafter created specifically ranking by its terms junior to the Series A Preferred Stock to the extent of its liquidation preference of $0.01;

•	senior to all of the Company’s outstanding warrants, including the warrants to purchase up to 837,500 shares of common stock to be issued in the concurrent private placement, and warrants to purchase 33,500 shares of our common stock to be issued to the placement agent in connection with this offering, in each case to the extent of its liquidation preference of $0.01 per share; and

•	on parity to any class or series of our capital stock hereafter created specifically ranking by its terms on parity with the Series A Preferred Stock

The forms of the Purchase Agreement and the Warrant, as well as the Engagement Letter are filed as Exhibits 10.1, 4.1 and 10.2, respectively, to this Current Report on Form 8-K. A copy of the form of the Certificate of Designation relating to the Series A Convertible Preferred Stock is filed as Exhibit 3.1 to this Current Report on Form 8-K. The foregoing summaries of the terms of these documents are subject to, and qualified in their entirety by, such documents, which are incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information contained above in Item 1.01 related to the Warrants and the Agent Warrants is hereby incorporated by reference into this Item 3.02.

Item 8.01.	Other Events.

On June 27, 2016, the Company issued a press release regarding the transactions described above under Item 1.01 of this Current Report on Form 8-K.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Title
3.1	Form of Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock
4.1	Form of Warrant
5.1	Legal Opinion of Burns & Levinson LLP
10.1	Form of Securities Purchase Agreement
10.2	Engagement Letter between EyeGate Pharmaceuticals, Inc. and Rodman & Renshaw, a unit of H.C. Wainwright & Co., dated as of June 24, 2016
99.1	Press Release issued by EyeGate Pharmaceuticals, Inc. on June 27, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EYEGATE PHARMACEUTICALS, INC.

By:	/s/ Stephen From
Stephen From
President and Chief Executive Officer

Date: June 27, 2016

Exhibit Index
3.1	Form of Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock
4.1	Form of Warrant
5.1	Legal Opinion of Burns & Levinson LLP
10.1	Form of Securities Purchase Agreement
10.2	Engagement Letter between EyeGate Pharmaceuticals, Inc. and Rodman & Renshaw, a unit of H.C. Wainwright & Co., dated as of June 24, 2016
99.1	Press Release issued by EyeGate Pharmaceuticals, Inc. on June 27, 2016